EXHIBIT 99.1
F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE March 12, 2012

       NN, INC. REPORTS 2011 FOURTH QUARTER AND RECORD FULL YEAR RESULTS

•	Sales rose 16% for the full year and flat for the quarter based upon Europe revenue impact
•	Net income from normal operations $3.5 million for the quarter and $18.6 million for the full year, up 14% and 68% respectively, from the same periods in 2010
•	Full Year Earnings from normal operations per share of $1.10 up 64% from 2010

Johnson City, Tenn, March 12, 2012 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the fourth quarter and year ended December 31, 2011.  Net sales for the fourth quarter were $96.3 million, flat with $96.3 million for the comparable period of 2010.  The positive impact of raw material pass through and price increases of $3.4 million were offset by unfavorable mix issues and foreign currency translation of $3.1 million.  Decreased revenues of $7.7 million at our European operations due to the European economy were offset by increased demand for our products at the Precision Metals segment of $6.6 million and increased sales volumes at our China operations of the Metal Bearings segment of $1.0 million.

Reported net income for the fourth quarter of 2011 of $4.9 million, or $0.29 per diluted share, included $0.8 million net of tax non-operating foreign currency exchange gains on intercompany loans and $0.6 million in other non-operating income.  Net income from normal operations in the fourth quarter of 2011 was $3.5 million, up 14%, or $0.21 per diluted share compared to net income from normal operations of $3.1 million, or $0.18 per diluted share for the same period in 2010.

Net sales for the full year of 2011 were $424.7 million, an increase of $59.3 million or 16% as compared to $365.4 million for the same period of 2010.  Approximately $34.9 million of the increase was attributable to increased demand for NN’s products, particularly in industrial and automotive end markets as well as new sales programs at Whirlaway.  Price increases and the material pass through accounted for another $17.5 million and the net positive effect of foreign currency translation and mix issues accounted for the remaining $6.9 million of the increase.

Reported net income for the full year of 2011 of $20.9 million, or $1.24 per diluted share included $0.9 million net of tax non-operating foreign currency exchange gains on intercompany loans and $1.4 million in other non-operating income. Net income from normal operations for the full year of 2011 was $18.6 million, up 68%, or $1.10 per diluted share, compared to a net income from normal operations of $11.1 million, or $0.67 per diluted share for the full year of 2010.

James H. Dorton, Senior Vice President and Chief Financial Officer, commented, “Our fourth quarter revenues and earnings reflect the continued improved performance and profitability of our Whirlaway operation.  However, the negative impact of the weak European automotive and industrial markets offset these improvements during the fourth quarter and second half of the year. As a percentage of net sales, cost of products sold of 82.1% in the fourth quarter of 2011 was flat as compared to 82.0% in the fourth quarter of 2010.  For the years 2011 and 2010, cost of products sold as a percentage of net sales was 81.9% and 81.1%, respectively.”

“Our debt, net of cash at December 31, 2011 was $73.6 million.  This represents an increase of $5.8 million over the December 31, 2010 amount of $67.8 million.  Positive cash flow generated by improved earnings during 2011 was offset by the funding of working capital increases associated with higher sales levels, the timing of payments of account payable balances and the funding of capital projects during the year.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “We are encouraged by our record results for 2011.  Our restructured base business, Metal Bearing Components, performed well during 2011 and delivered excellent profitability to the bottom line.  In addition, the continual quarter over quarter reductions in start-up cost issues, combined with operational improvements at Whirlaway culminated in positive fourth quarter profitability as compared to previous quarterly losses at this operation during 2011.  Whirlaway has now been profitable for five consecutive months and we expect this momentum to continue into 2012.”

Mr. Baty, concluded, “In regards to 2012, we are currently forecasting revenues to be in the range of $415 million to $425 million, relatively consistent with our 2011 revenues of $425 million after adjusting for currency.  In building our 2012 forecast, we assumed good economic growth in North America and Asia, offset by reductions in Europe. Even though we are forecasting revenues in the same relative range as 2011, we are anticipating solid improvement in margins, net income and EPS for 2012. Our earnings outlook is based upon a significant swing in profitability at Whirlaway along with good operational improvements at our Metal Bearing and Plastic and Rubber Components business units.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.

Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2011.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

NN, Inc.
Condensed Statements of Income
(In Thousands, except per diluted share amounts)
(Unaudited)

Three Months Ended	Twelve Months Ended
December 31,	December 31,

	2011	2010	2011	2010

Net sales	$ 96,319	$ 96,340	$ 424,691	$ 365,369
Cost of products sold (exclusive of depreciation shown separately below)	79,092	79,019	347,622	296,422
Selling, general and administrative	7,473	8,051	30,657	30,407
Depreciation and amortization	4,392	4,043	17,016	19,195
(Gain) Loss on disposal of assets	(16)	129	(36)	808
Restructuring and impairment costs	209	229	--	2,289
Income from operations	5,169	4,869	29,432	16,248

Interest expense, net	1,102	1,557	4,715	6,815
Other income	(1,115)	(113)	(1,388)	(1,552)
Income before provision for income taxes	5,182	3,425	26,105	10,985
Provision for income taxes	281	1,349	5,168	4,569

Net income	$ 4,901	$ 2,076	$ 20,937	$ 6,416

Diluted income per common share	$ 0.29	$ 0.12	$ 1.24	$ 0.39

Weighted average diluted shares	17,057	16,768	16,953	16,570

NN, Inc.
Condensed Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2011	December 31, 2010

Assets
Current Assets:
Cash	$ 4,536	$ 5,556
Accounts receivable, net	66,707	63,331
Inventories, net	46,023	41,882
Other current assets	6,759	4,901
Total current assets	124,025	115,670

Property, plant and equipment, net	120,528	118,488
Goodwill and intangible assets, net	8,939	9,296
Other non-current assets	5,969	5,101
Total assets	$ 259,461	$ 248,555

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 48,217	$ 55,549
Accrued salaries and wages	11,697	13,548
Current portion of long-term debt	6,503	5,714
Other current liabilities	6,624	8,776
Total current liabilities	73,041	83,587

Non-current deferred income tax liabilities	3,810	3,954
Long-term debt, net of current portion	71,629	67,643
Other non-current liabilities	11,305	15,264
Total liabilities	159,785	170,448

Total stockholders’ equity	99,676	78,107

Total liabilities and stockholders’ equity	$ 259,461	$ 248,555

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended December 31, 2011		Year Ended December 31, 2011
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$ 4,901	$ 0.29	$ 20,937	$ 1.24
After-tax restructuring, impairment and costs for plant closing	218	0.01	(621)	(0.04)
After-tax foreign exchange (gain) loss on intercompany loans	(849)	(0.05)	(943)	(0.06)
After-tax other charges	(770)	(0.04)	(770)	(0.04)

Net income from normal operations	$ 3,500	$ 0.21	$ 18,603	$ 1.10

	Three Months Ended December 31, 2010		Year Ended December 31, 2010
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$ 2,076	$ 0.12	$ 6,416	$ 0.39
After-tax restructuring, impairment and costs for plant closing	1,127	0.07	5,778	0.35
After-tax foreign exchange gain on intercompany loans	(138)	(0.01)	(1,101)	(0.07)

Net income from normal operations	$ 3,065	$ 0.18	$ 11,093	$ 0.67

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.

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